UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2023

Kodiak Sciences Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38682	27-0476525
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Page Mill Rd
Palo Alto, California		94304
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 281-0850

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	KOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 24, 2023, Kodiak Sciences Inc. (“Kodiak,” or the “Company”) reported that, as of June 30, 2023 (unaudited), the Company had approximately $379 million in cash and cash equivalents. The foregoing is subject to revision based upon the Company’s quarter-end closing procedures and the completion and external review of the Company’s financial statements as of and for the quarter ended June 30, 2023.

Item 8.01 Other Events.

On July 24, 2023, Kodiak announced topline results from three Phase 3 studies of tarcocimab tedromer, a novel antibody biopolymer conjugate.

The DAYLIGHT study was a randomized, double-masked, active comparator-controlled study evaluating the efficacy and safety of a high intensity dosing regimen of tarcocimab tedromer in 557 treatment-naïve subjects with wet AMD. The DAYLIGHT study met the primary endpoint of non-inferior visual acuity gains for tarcocimab dosed monthly compared to aflibercept dosed every 8 weeks following 3 monthly loading doses.

The GLEAM and GLIMMER studies are identically designed, randomized, double-masked, active comparator-controlled studies evaluating the efficacy, durability and safety of tarcocimab tedromer in 460 and 457 treatment-naïve subjects with DME, respectively, run in parallel. Although high proportions of patients on meaningfully longer treatment intervals were observed with tarcocimab, with half of patients on every 24-week dosing at the primary endpoint, the GLEAM and GLIMMER studies did not meet their primary efficacy endpoints of showing non-inferior visual acuity gains for tarcocimab dosed every 8 to 24 weeks after 3 monthly loading doses compared to aflibercept given every 8 weeks after 5 monthly loading doses. At the primary efficacy endpoint of the GLEAM study, patients treated with tarcocimab gained an observed average of 6.4 eye chart letters (to 73.1 letters), compared with 10.3 letters for patients treated with aflibercept (to 76.5 letters). In GLIMMER, patients treated with tarcocimab gained an observed average of 7.4 eye chart letters at the primary endpoint (to 72.5 letters) compared with 12.2 letters (to 76.4 letters) for patients treated with aflibercept.

An unexpected increase in cataract adverse events was reported over time in the tarcocimab arms of both GLEAM and GLIMMER with 19% on tarcocimab versus 9% on aflibercept at the primary endpoint based on the pooled safety population, and Kodiak’s initial evaluation suggests that the decline in visual acuity associated with cataracts contributed meaningfully to the failure of each study. In the DAYLIGHT study, no imbalance in cataracts was observed between wet AMD patients receiving tarcocimab or aflibercept throughout the one-year study period despite the intensive monthly tarcocimab dosing regimen.

Half of tarcocimab treated patients in the GLEAM and GLIMMER studies were on every 24-week dosing at the primary endpoint, two-thirds achieved at least one 6-month dosing interval during the studies, and three-quarters achieved at least one 5-month or longer treatment interval. Intraocular inflammation was rare, occurring in 1.3% and 0.2% of tarcocimab and aflibercept treated patients, respectively. No cases of intraocular inflammation with vasculitis or vascular occlusion were observed. In the DAYLIGHT study, intraocular inflammation occurred in 3.3% of patients treated with monthly tarcocimab and 0.4% of patients treated with aflibercept, again with no vasculitis or occlusion.

Based on these data, and despite demonstrating what Kodiak believes is great potential, Kodiak has determined to discontinue further development of tarcocimab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KODIAK SCIENCES INC.

Date:	July 24, 2023	By:	/s/ Victor Perlroth
Victor Perlroth, M.D. Chief Executive Officer